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                                                                    EXHIBIT 23.2



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of OptiCare Health Systems, Inc. on Form S-8 of our report dated March 13, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No.
142), included in the Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated by reference in Current Report on Form 8-K/A Amendment No. 1 dated April 23, 2003 of OptiCare Health Systems, Inc., and to the use of our report dated March 13, 2003, incorporated by reference in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP

Stamford, Connecticut
April 24, 2003